EXHIBIT 10.1

TAX CREDIT TRANSFER AGREEMENT

COVER SHEET

This TAX CREDIT TRANSFER AGREEMENT (including this Cover Sheet, the Terms and Conditions, and any annexes, exhibits, schedules and supplements attached hereto, this “Agreement”) is made as of January 28, 2025 (the “Effective Date”) by and between the parties identified below (the “Parties”).

The Parties to this Agreement are:

Buyer:	MarketAxess Holdings Inc., a Delaware corporation.
Seller:	Broadwind Heavy Fabrications, Inc., a Wisconsin corporation

Other material parties related to this Agreement but who are not a party hereto are:

Sponsor:	Broadwind, Inc., a Delaware corporation

Each Party’s contacts to receive any written notices or other formal communications contemplated under this Agreement are as follows:

Buyer		Seller
Business/Operational Notices: MarketAxess Holdings Inc. Attn: Global Head of Tax 55 Hudson Yards New York, NY 10001	Legal Notices: MarketAxess Holdings Inc. Attn: Legal & Compliance Department 55 Hudson Yards New York, NY 10001	Business/Operational Notices: Broadwind Heavy Fabrications, Inc. Attn: Finance Team 3240 S. Central Avenue Cicero, IL 60804	Legal Notices: Broadwind Heavy Fabrications, Inc. Attn: Legal Team 3240 S. Central Avenue Cicero, IL 60804
With a copy to:		With a copy to:
N/A		N/A

Key Commercial Terms
Production Facilities:	Seller’s production facilities located in Manitowoc, WI and Abilene, TX, which are used by Seller to manufacture Tax Credit-eligible wind turbine equipment.
Tax Credits:	Type: Advanced Manufacturing Production Credits	Applicable Code Section(s): 45X and 6418
	Expected Tax Credit Amount: For each Contract Year, a Tax Credit Amount ranging from $12,000,000 to $20,000,000.	Contracted Tax Credit Amount: For Contract Year 2025, a Tax Credit Amount equal to $15,000,000, and for Contract Year 2026, a Tax Credit Amount equal to $20,000,000.

Committed Tax Credits: For each Contract Year, the sum of the Tax Credit Amount up to the Contracted Tax Credit Amount plus, if elected by Buyer pursuant to Section 2.02(b), the Tax Credit Amount associated with any Excess Tax Credits.

Delivery/Term:	Delivery mechanism: Transfer Election Statement & Quarterly Transfer Certificate	Delivery Period: Calendar Years 2025 and 2026	Term: Commencing on the Effective Date and ending on the date on which the Tax Credits generated during the Delivery Period are fully transferred to Buyer.
Transfer Price:	$0.935 per $1.00 of Tax Credits.
Credit Support:	Seller Credit Support: the Sponsor Guaranty.

EXHIBIT A: Form of Quarterly Transfer Certificate

EXHIBIT B: Form of Transfer Election Statement

2

Agreed to by the Parties as of the Effective Date:

SELLER

By:	/s/ Eric B. Blashford

Name:	Eric B. Blashford

Title:	President

BUYER

By:	/s/ Ilene Fiszel Bieler

Name:	Ilene Fiszel Bieler

Title:	Chief Financial Officer

TAX CREDIT TRANSFER AGREEMENT

TERMS AND CONDITIONS

ARTICLE I.

DEFINITIONS & CONSTRUCTION

Section 1.01    Definitions.

“Affiliate” means, with respect to any Person, each Person that directly or indirectly Controls, is Controlled by, or is under common Control with such designated Person.

“After-Tax Basis” means an amount calculated by dividing the amount owed by one minus the Applicable Tax Rate.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction applicable to the applicable Party or its Affiliates from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means (a) the Patriot Act, (b) the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and (c) all related and applicable know-your-customer (“KYC”) rules and regulations and any Applicable Law of any jurisdiction applicable to the applicable Party or its Affiliates from time to time concerning money laundering.

“Applicable Laws” means, as to any Person, any provision of any federal, state, municipal or local laws, ordinances, rules, regulations, or requirements, including any order, judgment, decree, determination, or award of any court binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Applicable Tax Rate” means the composite federal, state, and local income tax rate to which the recipient is subject at time of payment, assuming the recipient is subject to tax at the maximum tax rate without regard to taxes actually paid.

“Bankrupt” or “Bankruptcy” as to any Person means the filing of a petition for relief as to any such Person as debtor or bankrupt under the Bankruptcy Code or like provision of law (except if such petition is contested by such Person and has been dismissed within ninety (90) days); insolvency of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of its assets; commencement of any proceedings relating to such Person under any other similar reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates its approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within ninety (90) days.

“Bankruptcy Code” means any and all sections and chapters of Title 11 of the United States Code, as in effect from time to time.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to close.

“Buyer” has the meaning set forth on the Cover Sheet.

“Buyer Transfer Conditions” has the meaning set forth in Section 2.02(d)(i).

“Calendar Year” means each annual period commencing on January 1st and ending on December 31st.

“Change of Control” means (i) any event whereby the Sponsor ceases to directly or indirectly own 50% or more of the equity interests of the Seller or to Control the Seller, or (ii) any event whereby Seller ceases to directly own the Production Facilities and its assets.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of succeeding law.

“Committed Tax Credits” has the meaning set forth on the Cover Sheet.

“Confidential Information” means this Agreement, the terms and conditions and other facts with respect to this Agreement, and any and all written or recorded or oral information, data, analyses, documents, and materials furnished or made available by a Party or its representatives to the other Party or its representatives in connection with this Agreement, including any and all analyses, compilations, studies, documents, or other material prepared by the receiving Party or its representatives to the extent containing or based upon such information, data, analyses, documents, and materials. Confidential Information does not include information, data, analyses, documents, or materials that (a) are when furnished or thereafter become available to the public other than as a result of a disclosure by the receiving Party or its representatives, or (b) are already in the possession of or become available to the receiving Party or its representatives on a nonconfidential basis from a source other than the disclosing Party or its representatives, provided, to the best knowledge of the receiving Party or its representatives, as the case may be, such source is not and was not bound by an obligation of confidentiality to the disclosing Party or its representatives, or (c) the receiving Party or its representatives can demonstrate that the information has been independently developed by the receiving Party’s personnel acting without access to the Confidential Information.

“Contract Year” means Calendar Years 2025 and 2026.

“Contracted Tax Credit Amount” has the meaning set forth on the Cover Sheet.

“Control” and its derivatives mean, with respect to a Person, the holding, directly or indirectly, (other than by way of security only) of the power to direct or cause the direction of such Person’s management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Cover Sheet” means the pages titled “Cover Sheet” preceding these Terms and Conditions.

“Credit Support” means the Seller Credit Support as set forth on the Cover Sheet.

“Delivery Period” has the meaning set forth on the Cover Sheet.

“Disallowance Event” shall have occurred if (a) there is any reduction, loss or disallowance of Tax Credits or a determination of “excessive credit transfer” pursuant to Section 6418 of the Code, pursuant to a Final Determination, or (b) there is filed with the IRS a federal income Tax Return of Buyer or Seller or an amendment to a previously filed federal income Tax Return of Buyer or Seller reflecting an amount of Tax Credits eligible to be transferred to Buyer pursuant to an election under Code Section 6418 that is less than the amount of Tax Credits sold pursuant to this Agreement; provided that if such reduction, loss or disallowance is due to the breach of this Agreement and/or the negligent or wrongful action or inaction by Buyer or Buyer’s legal tax status, it shall not be a Disallowance Event hereunder; provided further that Buyer will consult with Seller before taking the position on an income Tax Return that the Tax Credits purchased by Buyer during any period are less than the amount purported to have been sold under this Agreement.

“Downgrade Event” means at any time during the Term, Sponsor fails to maintain an Investment Grade general long-term senior unsecured debt rating.

“Effective Date” has the meaning set forth on the Cover Sheet.

“Event of Default” has the meaning set forth in Section 5.04.

“Excess Tax Credit Option” has the meaning set forth in Section 2.02(b).

“Excess Tax Credits” has the meaning set forth in Section 2.02(b).

“Expected Tax Credit Amount” has the meaning set forth on the Cover Sheet.

“Final Determination” means the earlier of (a) the conclusion of proceedings at the IRS Independent Office of Appeals; (b) a closing agreement entered into pursuant to Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding; (c) the expiration of the time for assessing a deficiency, or, if a deficiency was assessed, the expiration of the time for instituting suit with respect to a claimed deficiency; or (d) the expiration of the time for instituting a claim for refund, or, if such claim was filed, the expiration of the time for instituting suit with respect thereto.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof, and shall include any authority responsible for administering taxes.

“Interest Rate” is equal to the Prime lending rate published under the heading “Money Rates” in the Wall Street Journal on the date of calculation.

“Investment Grade” means a senior unsecured debt rating equal to BBB- by S&P and Baa3 by Moody’s (as applicable), or better.

“IRS” means the United States Internal Revenue Service.

“Letter of Credit” means a letter of credit issued by a commercial bank whose long-term unsecured unsubordinated indebtedness is rated at least “A2” or the equivalent thereof by Moody’s or “A” or the equivalent thereof by S&P.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, right or option to acquire (whether contingently or otherwise) or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor under any conditional sale agreement, lessor under any capital lease or grantor under any other title retention agreement relating to such property or asset.

“Make-Whole Amount” means an amount equal to the sum of: (i) the face amount of Tax Credits purchased by Buyer hereunder that are disallowed, forfeited, or reduced, in a Final Determination, (ii) any related interest or penalties assessed against Buyer by the U.S. Department of the Treasury or the IRS, as applicable, and (iii) any out-of-pocket expenses (including reasonable and documented legal fees and expenses) incurred by Buyer arising from or related to such disallowance, forfeiture or other reduction.

“Material Adverse Effect” means any change, circumstance or event that, in the aggregate, will or is reasonably expected to (a) have a material adverse effect on Buyer, Seller, any other Sponsor Entity or the Production Facilities; (b) have a material adverse effect on the ability of any Party or any of their Affiliates to perform their respective obligations under this Agreement; or (c) constitute or result, if true, in a material breach of any representation, warranty, covenant, or agreement set forth in this Agreement.

“Material Project Document” means (i) the Purchase Agreements, (ii) the Site Control Documents, (iii) any other agreements for the purchase of Tax Credit-eligible equipment produced by the Production Facilities, if any, and (iv) any other agreement entered into in connection with the Production Facilities, if the breach or termination of which would have a Material Adverse Effect.

“Moody’s” means Moody’s Investors Services, Inc.

“Non-Defaulting Party” has the meaning set forth in Section 6.01.

“OFAC” means the Office of Foreign Assets Control of the Treasury Department.

“Organizational Document” means, with respect to any Person, the certificate or articles of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement, the limited liability company agreement or the trust agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the jurisdiction of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Party” and “Parties” each has the meaning set forth on the Cover Sheet.

“Permit” means all licenses, permits, authorizations, consents, waivers, exemptions, variances, franchises and approvals from any Governmental Authority having or claiming jurisdiction over the Production Facility Sites or the Production Facilities, including all zoning, subdivision, environmental, utility, land use and wetlands permits.

“Person” means any individual, partnership, joint venture, limited liability company, corporation, trust or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so requires.

“Production Facility” has the meaning set forth on the Cover Sheet.

“Production Facility Sites” means the real property on which each Production Facility is located.

“Production Period” means, with respect to each Contract Year, each calendar quarter (i.e. January/February/March; April/May/June; July/August/September; and October/November/December) in such Contract Year.

“Production Report” means a quarterly tabulation, in form and substance reasonably acceptable to Buyer, of the “eligible components” (within the meaning of Section 45X(c)(1) of the Code) produced at the Production Facilities and sold during the quarter to third parties, including any corresponding purchase orders, invoices, and proof of payment.

“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, of which there may be more than one, and as the same may change from time to time, as are commonly used by manufacturers of equipment produced by the Production Facilities as good, safe and prudent practices in connection with the design, construction, operation, maintenance, repair and use of facilities similar to the Production Facilities, with commensurate standards of safety, performance, dependability, efficiency and economy. “Prudent Industry Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to be a spectrum of good and proper practices, methods, acts, equipment, specifications and standards of safety and performance generally accepted by manufacturers of equipment produced by the Production Facilities, and having due regard for, among other things, the Material Project Documents, manufacturers’ warranties, the requirements of insurance policies and the requirements of Governmental Authorities of competent jurisdiction.

“Purchase Agreements” means (i) that certain Wind Turbine Tower Supply Agreement, by and between Seller and Siemens Gamesa Renewable Energy, Inc., dated November 7, 2022 (as may be amended from time to time in accordance therewith and herewith), and (ii) that certain Wind Turbine Tower Supply Agreement, by and between Seller and GE Renewable Energy, dated December 9, 2022 (as may be amended from time to time in accordance therewith and herewith).

“Quarterly Transfer Certificate” means a certification by Seller in the form attached hereto as Exhibit A.

“Registration Number” means a tax credit transfer registration number issued by the IRS for each of the Production Facilities with respect to the Transfer Election.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (as of the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed on any Sanctions list of designated Persons maintained by the U.S. government, including by OFAC and the U.S. Department of State, or by the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union, any European Union member state or other applicable sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned fifty percent (50%) or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any Applicable Laws), or (d) any Person otherwise the subject or target of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other applicable sanctions authority.

“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. 77a, et seq.

“Seller” has the meaning set forth on the Cover Sheet.

“Seller's Account” means that certain deposit account ending in -3393 held by Seller at Wells Fargo Bank, National Association.

“Seller’s Closing Certificate” means a certificate dated as of the Effective Date and signed by an authorized officer of each Sponsor Entity (i) certifying that the representations and warranties made by each Sponsor Entity in the Transaction Documents are true and correct as of the Effective Date, or Transfer Closing Date, as applicable (except for such representations and warranties that are made as of a specific date which shall speak only as of such date); and (ii) certifying to the completeness and accuracy of, and attaching with respect to each Sponsor Entity, (A) certified copies of its Organizational Documents, each as in effect as of the Effective Date, (B) certified copies of resolutions approving such Person’s execution, delivery and performance of the Transaction Documents to which it is a party, (C) an incumbency certificate, and (D) good standing certificates dated not earlier than thirty (30) days prior to the Effective Date issued by each State applicable to such entity according to the performance of such entity under the Transaction Documents and the Material Project Documents.

“Seller Transfer Conditions” has the meaning set forth in Section 2.02(d)(ii).

“Site Control Documents” means those documents evidencing the real property interests of Seller (or its Affiliates) in the Production Facility Sites.

“Senior Credit Agreement” means that certain Credit Agreement dated August 4, 2022, by and among Seller and the other parties named therein as borrowers and Wells Fargo Bank, National Association, as lender.

“Sponsor” has the meaning set forth on the Cover Sheet.

“Sponsor Entity” means each of Sponsor and Seller.

“Sponsor Guaranty” means that certain guarantee from Sponsor, dated as of the date hereof.

“Tax Credit Amount” means the face value of the Tax Credits.

“Tax Credits” means those federal income tax credits transferred hereunder and identified on the Cover Sheet.

“Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding with or against any Governmental Authority arising from the sale, purchase or claim of Tax Credits and/or the election to sell, purchase or claim Tax Credits.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement required to be filed with any taxing authority relating to taxes, including any amendment thereof.

“Term” has the meaning set forth on the Cover Sheet.

“Terms and Conditions” means the terms and conditions set forth in the section of this document titled “Terms and Conditions”.

“Transaction Documents” means this Agreement and the Sponsor Guaranty.

“Transfer Closing” means, as of any Transfer Closing Date, the consummation of the sale and transfer of the Committed Tax Credits occurring on such Transfer Closing Date, in each case, as set forth in Section 2.02.

“Transfer Closing Date” means, unless otherwise agreed by the Parties, for each Production Period, the later of (i) fifteen (15) days after the end of such Production Period or (ii) ten (10) Business Days after Buyer receives the Production Report for such Production Period.

“Transfer Closing Documents” means those documents to be delivered at the applicable Transfer Closing and executed by a Party.

“Transfer Election” means an election made under Section 6418(a) of the Code to transfer the Tax Credits to Buyer.

“Transfer Election Statement” means the statement in the form of Exhibit B or as otherwise agreed upon by the Parties to reflect any additional applicable temporary, proposed or final Treasury regulations, or other guidance issued by the U.S. Department of the Treasury or the IRS thereunder after the date hereof.

“Transfer Price” has the meaning set forth on the Cover Sheet.

“Treasury Department” means the United States Treasury Department.

“Treasury Regulations” means the final and temporary regulations promulgated from time to time under the Code.

“Unrelated Person” means a Person who is not related to any Sponsor Entity or its Affiliates for purposes of Section 45X of the Code.

Section 1.02    Construction

Notwithstanding anything to the contrary contained herein, this Agreement shall be interpreted applying the following rules of construction:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” shall be inclusive and, where appropriate, shall mean “and/or”.

(b)    Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document including all appendices, exhibits or schedules thereto as from time to time amended, restated, replaced, supplemented or otherwise modified from time to time as the same may be in effect at any and all times such reference becomes operative.

(c)    Any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws).

(d)    Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof.

(e)    The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to articles, sections, exhibits and schedules shall be construed to refer to articles, sections, exhibits and schedules to this Agreement.

(f)    References to any amount of money mean a reference to the amount in United States Dollars.

ARTICLE II.
TRANSACTION

Section 2.01    Transaction Structure; Closing.

(a)    Effectiveness. This Agreement shall be effective as of the Effective Date until the expiration of the Term, or earlier termination of this Agreement as provided for herein. The Parties acknowledge that Buyer is relying on the Tax Credits contemplated to be delivered pursuant to this Agreement to reduce its tax liability expected in particular tax years. The Parties desire to enter this Agreement and, subject to the terms and conditions herein, to be legally bound to sell and/or purchase the Committed Tax Credits at each Transfer Closing, as applicable, and to satisfy those other covenants set forth herein.

(b)    Conditions to Effective Date. The Parties acknowledge that the following conditions to the Effective Date have been satisfied:

(i)	Documentation. The following documentation has been delivered to Buyer:

(A)	The Sponsor Guaranty;

(B)	Each Material Project Document;

(C)

The following financial information: (1) with respect to Sponsor, its consolidated balance sheets and statements of operations, stockholder’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2023, reported on by RSM US LLP, Sponsor’s independent registered public accounting firm, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2024, certified by its chief financial officer; (2) with respect to Seller, its balance sheet and income statement, certified by its chief financial officer; and (3) the federal entity identification number of each Sponsor Entity; provided, however, that documents required to be delivered pursuant to Section 2.01(b)(i)(C)(1), shall be deemed to have been delivered to the extent such documents are included in materials otherwise filed with the Securities and Exchange Commission (the “SEC”) and are publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR); and

(D)	Seller’s Closing Certificate.

(ii)	Fees & Expenses. As of the Effective Date, all fees and expenses due to date pursuant to Section 12.07 shall have been paid or will be paid simultaneously as of the Effective Date by Seller.

(iii)

Due Diligence. As of the Effective Date, Buyer has completed due diligence review, with results satisfactory to Buyer, as to each of the Sponsor Entities, the Production Facilities, the Tax Credits and other relevant information with respect to the Tax Credit transfers contemplated hereunder, in each case with respect to the documents and other information made available to the Buyer by or on behalf of Seller at least five (5) Business Days prior to the Effective Date.

Section 2.02    Sale and Purchase; Transfer Closings.

(a)

Sale and Purchase Obligation: Subject to the terms and conditions hereof, Seller hereby agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, one hundred percent (100%) of Seller’s right, title and interest in the Committed Tax Credits generated by the sales during the Delivery Period of eligible components manufactured at the Production Facilities. Buyer’s commitment to purchase Tax Credits hereunder includes (i) an amount up to the Contracted Tax Credit Amount in each Contract Year during the Delivery Period, and (ii) to the extent Tax Credits are generated in excess of such Contracted Tax Credit Amount and Buyer exercises its Excess Tax Credit Option as set forth in Section 2.02(b), those Tax Credits that are subject to such Excess Tax Credit Option.

(b)

Excess Tax Credits: If in any Contract Year, Tax Credits are generated in excess of the Contracted Tax Credit Amount, Buyer shall have the option, but not the obligation, to purchase such excess Tax Credits at the Transfer Price (the “Excess Tax Credit Option”); provided that such Excess Tax Credit Option for a Contract Year must be exercised by the later of (i) January 15th of the Calendar Year following such Contract Year or (ii) ten (10) Business Days after Buyer receives the Production Report for the last Production Period of the applicable Contract Year. Buyer may exercise its Excess Tax Credit Option by notifying Seller in writing during such period and indicating in such notice the amount of such excess Tax Credits it will purchase (such amount, with respect to a Contract Year, and collectively, the “Excess Tax Credits”). If Buyer does not exercise the Excess Tax Credit Option during any such period, Seller shall have the right to sell any such excess Tax Credits to a third party.

(c)

Transfer Closing Mechanics. Subject to the terms of this Section 2.02(c), on each Transfer Closing Date, Seller hereby agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, one hundred percent (100%) of Seller’s right, title and interest to all of the Tax Credits generated by the sales of components manufactured at the Production Facilities during the immediately preceding Production Period, to the extent that the Tax Credit Amount for such Tax Credits shall not, in the aggregate with those Tax Credits generated during the previous Production Periods in that Contract Year, be more than the Contracted Tax Credit Amount; provided that, at the Transfer Closing for the last Production Period of such Contract Year, the Tax Credits transferred shall include all Excess Tax Credits, if any, generated during such Contract Year for which Buyer has exercised an Excess Tax Credit Option to purchase in addition to all Tax Credits generated during the immediately preceding Production Period. On each such Transfer Closing Date, Buyer shall make a payment to Seller by wire transfer of immediately available funds to the Seller’s Account in an amount equal to the Transfer Price multiplied by the Tax Credit Amount for the Committed Tax Credits in such Production Period (and any Excess Tax Credits for which Buyer has exercised an Excess Tax Credit Option to purchase).

(d)

Transfer Closing. Each Transfer Closing (and Buyer’s obligation to make the payments set forth in Section 2.02(c) with respect to such Transfer Closing) shall take place electronically by electronic transmission of all Transfer Closing Documents in portable “pdf” form and release of the signatures thereon by email or on teleconference or videoconference on the Transfer Closing Date, subject to the fulfillment of the following conditions:

(i)	The following conditions shall have been satisfied to the satisfaction of, or waived by, Buyer (the “Buyer Transfer Conditions”):

(A)

all representations and warranties of each Sponsor Entity in any Transaction Document to which it is a party that are required to be true and correct as of such Transfer Closing shall be true and correct;

(B)	Buyer shall have received from Seller the Production Report applicable to such Production Period, together with any supporting documentation reasonably requested by Buyer;

(C)

a Quarterly Transfer Certificate executed by Seller, which will, along with the other Quarterly Transfer Certificates for Tax Credits generated in a Calendar Year, at the Transfer Closing for the last Production Period in a Calendar Year, be compiled into a draft of the Transfer Election Statement for such Calendar Year, each of which shall be provided to Buyer at least ten (10) Business Days prior to the expected Transfer Closing;

(D)

(i) at the first Transfer Closing, evidence that Seller’s Registration Numbers for the Production Facilities have been renewed for the Tax Credits to be transferred in the 2025 Contract Year and (ii) at the first Transfer Closing in respect of the 2026 Contract Year, evidence that Seller’s Registration Numbers for the Production Facilities have been renewed for the Tax Credits to be transferred in the 2026 Contract Year; provided, that if the IRS has not yet opened the registration portal as of the dates provided in (i) or (ii), such evidence will be provided as of the first Transfer Closing following the opening of the registration portal for such Contract Year;

(E)

Buyer shall have received from Seller (a) any fully-executed Material Project Document not previously been made available to Buyer; and (b) copies of any material Permits not previously made available to Buyer;

(F)

at each Transfer Closing with respect to the first Production Period of each Calendar Year, receipt by Buyer from Seller of a draft Transfer Election Statement for the previous Contract Year’s Committed Tax Credits transferred hereunder;

(G)

if applicable, at the first Transfer Closing on or after Seller’s federal income Tax Return has been filed for 2025, evidence of such Tax Return filing along with evidence of the Transfer Election Statement filing for the Committed Tax Credits transferred hereunder for 2025;

(H)

to the extent that the Transfer Election Statement(s) is permitted to be filed in advance of Seller’s federal income Tax Return, at the first Transfer Closing following such filing, evidence of such filing;

(I)

there has been no change or proposed change in the Code, any applicable Treasury Regulation or any controlling guidance, interpretation or rule regarding the same that could reasonably be expected to materially adversely affect (i) the availability, timing, or amount of Tax Credits to be transferred; (ii) Seller’s ability to transfer all or a portion of the Tax Credits; (iii) Buyer’s ability to be a transferee of the Tax Credits; (iv) the terms or requirements imposed on Buyer as a transferee of the Tax Credits; or (v) Buyer’s legal ability to use any of the Tax Credits (as opposed to Buyer’s capacity for utilization of the Tax Credits);

(J)	all fees and expenses due to date pursuant to Section 12.07 shall have been paid or will be paid simultaneously as of the Transfer Closing Date by Seller; and

(K)

Buyer has received copies of all requested searches no earlier than fifteen (15) Business Days prior to the Transfer Closing Date of financing statements of public record and of judgment, litigation and tax lien records that relate or pertain to any Sponsor Entity.

(ii)	The following conditions shall have been satisfied to the satisfaction of, or waived by, Seller (the “Seller Transfer Conditions”):

(A)	receipt by Seller from Buyer of countersigned Quarterly Transfer Certificate(s) executed by Buyer; and

(B)	Buyer shall have paid all amounts required pursuant to Section 2.02(c) for the applicable Transfer Closing Date.

(iii)

Notwithstanding anything to the contrary contained herein, the Transfer Closing Date for Tax Credits generated in a Production Period may not occur later than the earlier of (i) Seller’s Tax Return deadline (including any extensions) for the tax year that includes such Production Period and (ii) the date on which Seller actually files its Tax Return for such tax year.

Section 2.03    Delivery and Transfer Election.

(a)    Delivery. Except as otherwise expressly set forth in this Agreement, the Tax Credits subject to a Transfer Closing will be transferred (and Seller shall make or cause the appropriate elections or filings as required) to Buyer by the earlier of the Transfer Closing Date or the earliest date(s) permitted by Applicable Law following the satisfaction of any conditions precedent set forth in Section 2.02(d). Notwithstanding the foregoing and/or any restrictions on transfer of title of such Tax Credits prior to Seller or Buyer’s filing of any tax returns and/or compliance with required procedures related to the Transfer Election, Seller hereby agrees to treat all right, title and interests in the Committed Tax Credits contemplated to be transferred at any and all Transfer Closings as dedicated and accruing solely to Buyer (or any Person who is an assignee). Upon payment of the Transfer Price for such Committed Tax Credits, and the actual transfer of those rights, title and interests shall be documented by the fully-executed Quarterly Transfer Certificate executed upon the applicable Transfer Closing and shall be automatically effective to fully transfer the applicable Tax Credits upon compliance with required procedures related to the Transfer Election.

(b)    Transfer Election and Tax Return.

(i)            Evidence of the Transfer Election with respect to the aggregate annual Tax Credits transferred hereunder will be filed promptly by Seller annually, or, if at any time during the Delivery Period, permitted to be filed independently of the annual tax return by any Treasury Regulations, revenue procedures, notices, or other official pronouncements from either the IRS or Treasury Department promulgated pursuant to Code, quarterly, but in no event later than the earlier of Seller’s Tax Return deadline (including any extensions) and June 30 of the Calendar Year following the Contract Year in which such Tax Credits were generated.

(ii)           Each Party shall execute and file the Transfer Election Statement with respect to the Tax Credits in the form and manner prescribed by Applicable Law as soon as possible on or following the applicable Transfer Closing Date, and in any event no later than the earlier of Seller’s or Buyer’s Tax Return deadline (including any extensions) for the applicable tax year.

(iii)          Seller shall file all Tax Returns required of it no later than its Tax Return deadline (including any extensions) for the applicable tax year.

(iv)          At the same time that its Tax Return and Transfer Election Statement are filed as required hereunder, Seller shall provide evidence of such filings to Buyer.

Section 2.04    Credit Support.

As of the Effective Date, Seller shall have delivered the Seller Credit Support as set forth on the Cover Sheet, which Credit Support shall be in effect as of the Effective Date. From and after the Effective Date, Seller shall maintain the Seller Credit Support and upon the occurrence of a Downgrade Event, Seller shall deliver to Buyer, within ten (10) Business Days of Buyer’s demand therefor, supplemental credit support in the form a Letter of Credit or guaranty from an Investment Grade guarantor, in each case in form and substance reasonably satisfactory to Buyer, and with a face value not less than the then-current amount of Make-Whole Amounts for the then-remaining Term, as reasonably estimated by Buyer.

Section 2.05    Federal Income Tax Disputes.

(a)    In the event of a Tax Proceeding, the Party first receiving notice of such Tax Proceeding from a Governmental Authority promptly shall provide written notice thereof to the other Party. Such notice shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority.

(b)    In the case of a Tax Proceeding brought against Seller with respect to Tax Credits it sold to Buyer pursuant to this Agreement, Seller shall have the exclusive right to control such Tax Proceeding, unless at Buyer’s request, Seller elects to allow Buyer to control such Tax Proceeding; provided, however, that if such Tax Proceeding is reasonably expected to result in Seller having an indemnity obligation to Buyer, (i) Buyer, with respect to Tax Proceedings controlled by Seller, shall have the right to participate in such Tax Proceedings and attend any meetings or conferences with the relevant Governmental Authority at Seller’s expense; and (ii) Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)    In the case of a Tax Proceeding brought against Buyer with respect to Tax Credits it purchased pursuant to this Agreement, Buyer shall have the exclusive right to control such Tax Proceeding, unless at Seller’s request, Buyer elects to allow Seller to control such Tax Proceeding (in which case, Buyer shall have the right to participate in such Tax Proceeding and attend any meetings or conferences with the relevant Governmental Authority at its own expense); provided, however, that (i) Seller, with respect to Tax Proceedings controlled by Buyer, shall receive copies of information document requests and proposed responses relating to the Tax Credits, and proposed audit adjustments and other substantive communications from or with the IRS and be allowed to participate in such Tax Proceedings and attend any meetings, conferences and substantive calls with the relevant Governmental Authority at its own expense, and (ii) Buyer shall receive Seller’s consent prior to settling, compromising or abandoning any such Tax Proceeding (which consultation shall be made with commercially reasonable efforts to minimize the economic harm that may arise as a result of a breach of this Agreement by Seller as a result of the Tax Proceeding) if such Tax Proceeding is reasonably expected to result in Seller having an obligation to pay an indemnity under Section 5.03 or Section 6.02 with respect to any Tax Credits sold pursuant to this Agreement.

(d)    Notwithstanding anything to the contrary in this Agreement, Buyer shall have the exclusive right to control in all respects, and neither Seller nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any Tax Return of Buyer, except as set forth in Section 2.05(c).

(e)    Not more than thirty (30) days after the receipt of a request from Seller or Buyer, as applicable, Seller or Buyer, as applicable, shall provide to Seller or Buyer, as applicable, a package of tax information materials, including schedules and work papers necessary to defend any Tax Proceeding described in this Section 2.05.

ARTICLE III.
REPRESENTATIONS & WARRANTIES

Section 3.01    Representations and Warranties of The Parties.

As of the Effective Date and each Transfer Closing Date (but without duplication), Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller as follows:

(a)    Organization, Authority, Validity and Non-Contravention. (i) It is a legal entity, duly incorporated and validly existing and in good standing under the laws of the state of its incorporation; (ii) It has the full power and authority to execute, deliver, and perform this Agreement and those other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby; (iii) Its execution and delivery hereof and performance of the transactions contemplated by this Agreement and those other Transaction Documents to which it is a party, have been duly authorized by all requisite entity action, and each such Transaction Document has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles; and (iv) None of the execution, delivery and performance by it of this Agreement and those other Transaction Documents to which it is a party conflicts with or will result in a breach or violation of (or constitute an event that, with the notice or lapse of time or both, would constitute a breach or violation of) Applicable Law, any contract or instrument to which it is bound or any provision of its Organizational Document.

(b)    Third Party Consents. No authorization, consent, notice to or registration or filing with any Governmental Authority or other third party is required for the execution, delivery and performance by it of this Agreement and those other Transaction Documents to which it is a party (other than with respect to Seller, the Transfer Election, and with respect to Seller and Buyer, their respective federal income Tax Returns).

(c)     Litigation.    (i) There are no proceedings by or before any Governmental Authority, now pending or (to the knowledge of it) threatened, that if adversely determined could have a Material Adverse Effect on such Party’s ability to perform its obligations under this Agreement and those other Transaction Documents to which it is a party; and (ii) It is not a party to, subject to or bound by any agreement with, or any judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Authority, which would prevent or materially and adversely affect the execution, delivery or performance of this Agreement or any other Transaction Documents to which it is a Party.

(d)    Independence.     (i) It is acting for its own account, has made its own independent decision to enter into this Agreement and those other Transaction Documents to which it is a party as to whether this Agreement and those other Transaction Documents to which it is a party are appropriate or proper for it based upon its own judgment; (ii) It is not relying upon the advice or recommendations of the Parties to which it making this representation in so doing, and (iii) It is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement and those other Transaction Documents to which it is a party.

(e)    Sanctions and Anti-Money Laundering: (i) Neither it, nor its Affiliates, any director, officer, employee, nor to its knowledge, any agent or representative thereof, acting in any capacity in connection with the transactions set forth herein: (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person in violation of applicable Sanctions or (B) deals in, or otherwise engages in any transaction, in violation of applicable Sanctions; (ii) Neither it, nor any of its Affiliates, nor any director, officer or employee thereof, or, its knowledge, any agent or representative thereof, is a Sanctioned Person; (iii) Neither the sale of Tax Credits or any other transaction contemplated by this Agreement or the other Transaction Documents to which it is a Party will violate any applicable Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws; (iv) It has implemented and maintained in effect policies and procedures designed to promote and maintain compliance by itself and its Affiliates and its and their respective directors, officers and employees, with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; and (v) It and its Affiliates and its and their respective officers, directors, and employees and, to its knowledge, their respective representatives and agents, are in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.

Section 3.02    Additional Representations and Warranties of Seller.

As of the Effective Date and each Transfer Closing Date (but without duplication), Seller represents and warrants to Buyer as follows:

(a)    Production Facilities.(i) Seller owns one hundred percent (100%) of the assets comprising the Production Facilities; (ii) As of the Effective Date, the Site Control Documents provide sufficient rights to Seller for the operation of the Production Facilities in a manner that allows the production and transfer of Tax Credits as contemplated herein; (iii) The assets comprising the Production Facilities are sufficient for the operation of the Production Facilities through the Delivery Period in a manner that allows for the production and transfer of Tax Credits in an amount equal to the Expected Tax Credit Amount in each Contract Year; and (iv) All necessary Permits have been received by the Sponsor Entities with respect to the Production Facilities and are in full force and effect (other than Permits whose absence would not be reasonably expected to have a Material Adverse Effect or that are ministerial in nature and able to be obtained in the ordinary course of business). For the avoidance of doubt, Seller is not representing that the Tax Credit Amount for any Contract Year will equal the Expected Tax Credit Amount.

(b)    Transaction Documents. (i) All representations, warranties and covenants of any Sponsor Entity (except those which by their terms are fully performed or are otherwise moot at the applicable time) made in any Transaction Document (including any Quarterly Transfer Certificate) are and remain true and accurate; and (ii) No event with a Material Adverse Effect on the Production Facilities or any Sponsor Entity has occurred and remains uncured or is occurring (including but not limited to any change in tax law). The Production Report delivered to Buyer on the Effective Date and each Transfer Closing Date is true and correct and accurately describes the “eligible components” (within the meaning of Section 45X(c)(1) of the Code) produced at the Production Facilities and sold during the applicable period to third parties.

(c)    Financial Status. No event of Bankruptcy has occurred with respect to any Sponsor Entity.

(d)    Compliance with Laws. (i) Each Sponsor Entity is in compliance with such Applicable Laws that the violation of which would have a Material Adverse Effect; and (ii) The transactions contemplated hereunder do not conflict with or require any registrations, withholdings, or notices pursuant to the Securities Act or any state laws governing the transfer of securities.

(e)    Tax. (i) Seller is an “eligible taxpayer” pursuant to Code Section 6418 and the regulations promulgated thereunder and is entitled to transfer to Buyer all Tax Credits generated by the sales of components manufactured at the Production Facilities; (ii) Each Tax Credit that is or will be generated by the sales of components manufactured at the Production Facilities is an “eligible credit” pursuant to Code Section 6418 and the transfer of such Tax Credit is not an “excessive credit transfer” pursuant to Code Section 6418 and the regulations promulgated thereunder; (iii) The Production Facilities will not benefit from (A) any grant from a Governmental Authority; (B) any tax exempt bonds or loans under Section 103 of the Code; (C) any subsidized energy financing under a federal, state or local program; or (D) any credit, that, in any such case, would render the sales of components manufactured at the Production Facilities ineligible to generate the Tax Credits as contemplated hereunder; (iv) Absent the transactions contemplated by this Agreement, Seller would be entitled to claim the Tax Credits; (v) Seller has not otherwise sold or allocated the Tax Credits to any other Person, and at the time of each Transfer Closing, Seller will convey good title and interest in the applicable Tax Credits free and clear of all Liens concurrent with payment therefor in accordance with Section 2.02(c) hereof; (vi) Pursuant to the Purchase Agreements, Seller has agreed to sell all Tax Credit-eligible equipment produced by the Production Facilities to Unrelated Persons for purposes of Section 45X of the Code; and (vii) As of each Transfer Closing Date, the statements in the Quarterly Transfer Certificate are true, correct, and complete.

(f)    Event of Default. No Event of Default (as defined in the Senior Credit Agreement) with respect to Seller's Obligations (as defined in the Senior Credit Agreement) under the Senior Credit Agreement has occurred and is continuing and no such event or circumstance would occur as a result of Seller entering into or performing its obligations under this Agreement.

Section 3.03    Limitations on Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, AND WHETHER EXPRESS OR IMPLIED.

ARTICLE IV.
TAXES; BILLING AND PAYMENT

Section 4.01    Taxes.

Each Party shall be responsible for any taxes or other fees associated imposed on or incurred by it in connection with its respective purchase and sale hereunder. As used herein, taxes include without limitation any and all ad valorem, property, occupation, severance, first use, conservation, gross receipts, privilege, sales, use, consumption, excise, lease, transaction and other taxes, governmental charges, fees and assessments payable in connection with the sale of the Tax Credits transferred hereunder.

Section 4.02    Payment Instructions.

Payments to Parties hereunder shall be made by electronic funds transfer, or by other mutually agreed upon method, in immediately available funds to an account identified by the payee Party at least five (5) days before the applicable payment date.

ARTICLE V.
TERMINATION; INDEMNIFICATION; EVENTS OF DEFAULT

Section 5.01    Termination.This Agreement may be terminated, and any transfers contemplated hereby abandoned, as follows:

(a)

by either Party if any change in Applicable Law or final order issued by a Governmental Authority of competent jurisdiction, or the failure to act by a Governmental Authority, restrains, enjoins or otherwise prohibits or otherwise makes illegal or impossible or materially frustrates the transactions contemplated pursuant to this Agreement;

(b)	by Seller if Buyer is the Defaulting Party, or by Buyer if Seller is the Defaulting Party, in each case in accordance with Section 5.04; or

(c)	by mutual written consent of the Parties.

Any Party desiring to terminate this Agreement pursuant to this Section 5.01 shall give ten (10) Business Days prior written notice of such termination to the other Parties hereto.

Section 5.02    Effect of Termination. If this Agreement is terminated pursuant to Section 5.01, all further obligations of the Parties under this Agreement (other than the provisions which by their terms are intended to survive the expiration or termination of this Agreement) shall be terminated without further liability or obligation of any Party hereunder, and the exercise of such right of termination will not be an election of remedies; provided, however, that, (i) nothing herein shall relieve any Party from liability in accordance with the terms and provisions of this Agreement for its breach of the terms or provisions of this Agreement, and (ii) any payments made by Buyer for Tax Credits not rendered shall be refunded within thirty (30) days of termination.

Section 5.03    Indemnification. Except in those instances where a separate express remedy is set forth herein:

(a)         Each Party shall indemnify the other Party and any successor or permitted assignees, and each of their respective Affiliates and each of their respective shareholders, partners, members, officers, directors, employees, agents, and other representatives in respect of, and defend and hold harmless, on an After-Tax Basis, from and against any and all damages, losses, claims, costs, or other liabilities of any nature, suffered, incurred or sustained by any of them resulting from or arising out of the following: (i) any breach of any representation or warranty made by such Party or Sponsor in this Agreement or any other Transaction Document, (ii) any breach of any covenant made by such Party or Sponsor in this Agreement or any other Transaction Document, and (iii) any fraud or willful misconduct on the part of such Party or Sponsor in connection with any Transaction Document or the transfers contemplated under this Agreement.

(b)         The indemnitor’s obligation set forth in (a) above shall be limited to the extent (i) any such damage or claim is attributable to the gross negligence, willful misconduct or fraud, or the breach or failure of any representation or warranty made by the indemnitee hereunder, and (ii) any indemnity payments required to be paid hereunder shall be reduced to the extent of any insurance proceeds or other third party payments actually received by such indemnitee to reimburse or compensate it for those otherwise indemnifiable damages, losses, claims, costs, or other liabilities.

Section 5.04    Events of Default.

Any of the following with respect to Seller or Buyer, as applicable (the “Defaulting Party”) is an “Event of Default”:

(a)    failure to make payment when due under the terms of this Agreement, which failure is not cured within fifteen (15) Business Days of written notice of such breach;

(b)    any representation or warranty in any Transaction Document is false or misleading when made or repeated, and such Party does not cure the underlying facts so as to make such representation and warranty correct within thirty (30) days of written notice from the non-Defaulting Party;

(c)    breach any of its material obligations herein, other than a breach for failure to make a payment under the terms of this Agreement or a breach separately identified in this Section 5.04, and, if such breach is capable of cure, such Party does not cure within thirty (30) days of written notice of such breach; provided that, if such Party is diligently proceeding to cure, or cause the cure of, such breach and no Material Adverse Effect has occurred and is continuing, then such cure period shall be extended for an additional sixty (60) days;

(d)    Bankruptcy of such Party;

(e)    Assignment of this Agreement or any Change of Control with respect to such Party, unless explicitly allowed by the terms of this Agreement or agreed to by the Parties; and/or

(f)    Solely with respect to Seller, if there is a Disallowance Event for which the Make-Whole Amount is not paid as required hereunder.

ARTICLE VI.
REMEDIES UPON DEFAULT

Section 6.01    General Remedies.

Upon the occurrence of an Event of Default, where Seller is the Defaulting Party, Buyer, and where Buyer is the Defaulting Party, Seller, (such non-defaulting Party, the “Non-Defaulting Party”) may do any or all of the following: (i) suspend performance of its obligations under this Agreement; (ii) call on and draw on the Seller Credit Support to the extent necessary to cure, reimburse or mitigate any Event of Default or any losses, costs, damages, demands, penalties, claims, or liabilities arising out of such Event of Default; (iii) upon ten (10) Business Days’ notice to the Defaulting Party, terminate this Agreement; and (iv) seek any remedies at law or equity that are not expressly waived and/or otherwise specifically limited to enumerated liquidated damages herein, if any, including specific performance and/or injunction.

Section 6.02     Tax Credit Remedies.

(a)    Upon any Disallowance Event, Seller shall pay to Buyer, an amount equal to the Make-Whole Amount on an After-Tax Basis. In addition to Seller’s obligation to pay the Make-Whole Amount as set forth in this Section 6.02(a), where an act or occurrence is both a Disallowance Event and an Event of Default, Buyer shall have those remedies otherwise available to it with respect to such Event of Default in addition to (but without duplication of) any separate remedy available to it with respect to the event’s status as a Disallowance Event.

(b)    Where the Make-Whole Amount is due pursuant to this Section 6.02, Buyer shall provide a good faith calculation of the same to Seller, and Seller shall pay such amounts within ten (10) Business Days of its receipt of such notice.

(C)   EXCLUSIVE REMEDY.

ANY EXPRESS MEASURE OF DAMAGES SET FORTH HEREIN SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDY FOR THE CIRCUMSTANCES OR EVENT GIVING RISE TO SUCH CLAIM AND ALL OTHER RIGHTS AND REMEDIES AT LAW OR IN EQUITY FOR SUCH CIRCUMSTANCES OR EVENT ARE HEREBY WAIVED.

ARTICLE VII.

LATE PAYMENTS; LIMITATIONS ON DAMAGES

Section 7.01    Late Payments. Any amounts due to any Party hereunder and not paid when due shall bear interest at the rate of lesser of the Interest Rate or the highest interest rate permitted by Applicable Law, until paid in full.

Section 7.02    Limitation on Damages.

EXCEPT WITH RESPECT TO EXPRESS MEASURES OF DAMAGES SET FORTH HEREIN, PAYMENT OF COSTS, FRAUD, INTENTIONAL BREACH OF THIS AGREEMENT AND THIRD-PARTY CLAIMS SUBJECT TO INDEMNIFICATION, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES IN TORT, CONTRACT, OR OTHERWISE.

ARTICLE VIII.
COVENANTS

Section 8.01    Tax Credits.

(a)        Expected Tax Credit Amounts.

(i)          Seller shall, and shall cause the Sponsor Entities to, and Buyer shall use reasonable efforts to diligently take, or cause to be taken, all actions necessary, proper and advisable to satisfy Seller’s Transfer Conditions and Buyer’s Transfer Conditions, respectively, such that the Tax Credits generated in each Production Period and Contract Year can be legally transferred to Buyer as contemplated herein.

(ii)          Seller shall not, and shall cause the Sponsor Entities not to, take any actions or refrain from taking any actions that would cause the Tax Credits generated by the sales of components manufactured at the Production Facilities to be subject to a Disallowance Event.

(iii)         Seller shall provide notice to Buyer as promptly as practicable of the occurrence of a Material Adverse Effect and/or a material default under any Material Project Document.

(b)       Seller Covenants. Throughout the Term, and thereafter, Seller shall, and shall cause the Sponsor Entities, as applicable, (i) to take all actions necessary to ensure that there is no Disallowance Event and to refrain from taking actions that could cause a Disallowance Event; (ii) not to claim on any Tax Return the Tax Credits transferred or to be transferred pursuant to this Agreement as applied against its own tax liability or take any position inconsistent with a sale of the Tax Credits to Buyer; (iii) to make the Transfer Election and take all other actions to ensure that the Tax Credits that Seller transfers to Buyer are properly identified in the time and manner required by the IRS and all applicable Treasury Regulations, revenue procedures, notices, or other official pronouncements from either the IRS or Treasury Department; (iv) to provide to the IRS all additional information required pursuant to Code Section 6418, and as further specified pursuant to all applicable Treasury Regulations, revenue procedures, notices, or other official pronouncements from either the IRS or Treasury Department promulgated pursuant to Code section 6418; (v) to comply with any other reporting requirements required by the IRS; (vi) to provide to Buyer, upon request, all information provided to the IRS with respect to the Production Facilities and the Tax Credits, (vii) to maintain all records substantiating the Transfer Election; (viii) to take any action required to renew the Registration Numbers for the Production Facilities; and (ix) to comply with this Section 8.01 and the other covenants set forth herein.

(c)       Buyer. Buyer shall, to the extent reasonably requested, provide Seller with such information and deliver such documents as are required pursuant to Section 6418 of the Code (and any applicable guidance issued by the U.S. Department of the Treasury or the IRS thereunder) promptly upon request from Seller.

Section 8.02    Reporting. Seller shall deliver the following to Buyer:

(a)    During the Delivery Period, (i) within ninety (90) days after the end of each Production Period, internally prepared consolidated financial statements with respect to each Sponsor Entity, and (ii) within one hundred eighty (180) days after the end of each Calendar Year, audited consolidated financial statements with respect to each Sponsor Entity.

(b)    Within ten (10) Business Days after the end of each Production Period, a Production Report with respect to such Production Period.

(c)    Within ten (10) days of filing, delivery of evidence of the validly filed Transfer Election Statement and Tax Returns as required by Section 2.03(b).

(d)    Any other documentation required by Buyer to evidence each Sponsor Entity’s compliance with this Agreement and the Code (including due to legally required reporting or record keeping requirements as well as any IRS guidance or otherwise, including, but not limited to, Treasury Regulations Section 1.45X-3(c)(7)), in each case in a form and on such time frames as required by Buyer.

Section 8.03    Further Assurances.

(a)    The Parties agree to consider and revisit the Terms and Conditions to the extent regulations or guidance issued by the IRS necessitate a modification of any such Terms and Conditions. If regulations or guidance are issued by following the Effective Date, and such regulations or guidance necessitate a modification to any material terms or conditions of the Transaction Documents, the Parties agree to work in good faith to amend such Transaction Documents to the extent necessary and possible to comply with such regulations or guidance and effect the intentions of the Parties.

(b)    Each Party, upon the reasonable request of the other Party, will perform any further acts and execute and deliver such documents that may be necessary to carry out the intent and purpose hereof.

Section 8.04    Exclusivity.

(a)    During the Term of this Agreement, Buyer shall have the exclusive right to the Tax Credits, and Seller agrees not to, and to cause the other Sponsor Entities, their respective Affiliates, employees, and representatives, not to directly or indirectly, (i) take any action to solicit, initiate, encourage or assist in the submission of any proposal, negotiation offer or attempt to do any of the foregoing (other than the transactions contemplated by this Agreement) involving the transfer or allocation of the Committed Tax Credits or any other monetization of the Tax Credits on output from the Production Facilities (including but not limited to a forward sale or tax equity transaction regarding such Tax Credits); or (ii) enter or cause any of Seller, any other Sponsor Entity, their respective Affiliates, employees and representatives, to enter into any discussions, negotiations or execute any agreement related to the foregoing for the Committed Tax Credits, without the written consent of Buyer. This Section 8.04(a) shall not apply to any sale or other monetization of Tax Credits generated in excess of the Contracted Tax Credit Amount and that are not Excess Tax Credits.

Section 8.05    Confidentiality & Publicity.

(a)    Except as otherwise expressly agreed in writing by the other Party, each receiving Party shall, and shall cause its representatives to, (i) keep strictly confidential and take reasonable precautions to protect against the disclosure of all Confidential Information, and (ii) use all Confidential Information solely for the purposes of performing its obligations under this Agreement and not for any other purpose; provided, a Party may disclose Confidential Information to those of its representatives who need to know such information for the purposes of performing the receiving Party’s obligations under this Agreement if, prior to being given access to Confidential Information, such representatives are informed of the confidentiality thereof and the requirements of this Agreement and are obligated to comply with the requirements of this Agreement. Each Party will be responsible for any breach of this Agreement by its representatives.

(b)     From the Effective Date, no Party shall (and each Party shall cause its Affiliates and representatives not to) issue any press release or make any public announcement relating to the existence or the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure relating to the subject matter of this Agreement, which (i) is necessary for a Party to perform or exercise its rights under, or defend itself against claims in connection with, this Agreement; or (ii) is required (upon advice of counsel) by Applicable Law or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or any of its Affiliates; and provided, further, that in the case of clauses (i) and (ii), each Party shall use its commercially reasonable efforts to consult with the other Parties regarding the contents of any such release or announcement prior to making such release or announcement, and in the case of clause (ii), the disclosing party shall (A) disclose only that portion of information that it is advised by counsel in writing is legally required to be disclosed, and (B) use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be afforded such information.

ARTICLE IX.
Assignment and Transfers of Party Interests

Section 9.01    Assignment and Transfer by Sponsor Entities.

Neither Party shall assign this Agreement or any other Transaction Document, in whole or in part, without the other Party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed; provided that Seller shall be permitted to collaterally assign, and grant a Lien upon its rights to receive payments under, this Agreement to its lenders under the Senior Credit Agreement.

ARTICLE X.
NOTICES

All notices, requests, demands, offers, and other communications required or permitted to be made under this Agreement shall be in writing and will be effective only if delivered to the addresses set forth on the Cover Sheet: (a) in person, (b) by a nationally recognized delivery service, (c) by United States Mail, or (d) by electronic mail, upon confirmation of receipt. Either Party may change its address or contact person(s) for notices by giving notice of such change consistent with this Article X.

ARTICLE XI.
GOVERNING LAW; CHOICE OF FORUM; WAIVER OF JURY TRIAL

THIS AGREEMENT SHALL BE DEEMED MADE AND PREPARED AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH PARTY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, AS WELL AS ANY RIGHT TO CONSOLIDATE ANY ACTION IN CONNECTION WITH ANY MATTER ARISING HEREUNDER WITH ANY OTHER MATTER IN WHICH A JURY TRIAL HAS NOT BEEN OR CANNOT BE WAIVED.

ARTICLE XII.

MISCELLANEOUS

Section 12.01    Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one agreement binding on all Parties hereto. Counterparts may be delivered via electronic mail (including .pdf), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, (e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic copies shall be treated as originals for all intents and purposes.

Section 12.02    Entire Agreement.

This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all previous communications, representations, or contracts, either written or oral, that purport to describe or embody the subject matter hereof. There are no oral understandings, and except as included herein, and terms, or conditions between or binding on the Parties and that concern the subject matter hereof, and neither Party has relied upon any representation, express or implied, not contained in this Agreement.

Section 12.03    No Third-Party Beneficiaries.

Except as set forth in Section 9.01, there are no intended third-party beneficiaries hereof, and this Agreement should not be construed to create or confer any right or interest in or to, or to grant any remedies to, any third party as a beneficiary of this Agreement or of any duty, obligation, or undertaking established herein. Nothing in this Agreement constitutes, and nothing herein shall be construed to constitute or otherwise create, a partnership or joint venture between the Parties hereto.

Section 12.04    Severability.

Any part hereof that is or becomes invalid, illegal, or unenforceable may be severed from the remainder hereof, and to the extent possible, the Parties will use reasonable efforts to replace any such part with provisions that preserve their original intent.

Section 12.05    Survival Rights.

Any and all provisions set forth herein which, by their very nature, are intended to survive any expiration or termination hereof, shall so survive, including without limitation, Section 1.01, Section 1.02, Section 2.05, Article V, Article VI, Article VII, Section 8.03, Section 8.05, Article X and this Article XII.

Section 12.06    Waiver, Amendment.

None of the terms or conditions of this Agreement may be amended or waived except in writing and signed by the Parties. The Parties agree that no waiver, amendment, or modification of this Agreement will be established by conduct, custom, or course of dealing. The failure of a Party to require performance of any provision of this Agreement will not limit such Party’s right to seek such performance at a later time. Similarly, a Party’s waiver of its rights with respect to any Event of Default or any other matter arising in connection with this Agreement will not be considered a waiver with respect to any subsequent Event of Default or matter.

Section 12.07    Expenses.

Seller shall pay directly or reimburse Buyer on demand for all reasonable, documented and customary closing costs, including those reasonable, documented and customary legal fees incurred by Buyer in connection with the execution of this Agreement and each Transfer Closing, up to a maximum amount of $35,000 in the aggregate for the Term.

Section 12.08    Authorization.

Each Party represents that the person signing this Agreement on its behalf is authorized to enter into this Agreement on behalf of the Party for whom they sign.

Exhibit A

[FORM OF] QUARTERLY TRANSFER CERTIFICATE

FOR THE ___ QUARTER OF CALENDAR YEAR 20__

This Quarterly Transfer Certificate is made pursuant to Sections 1.6418-2 and 1.6418-3 of the Treasury Regulations in connection with the transfer of advanced manufacturing production credits determined under Section 45X (the “Tax Credits”) of the Internal Revenue Code of 1986, as amended (the “Code”).

FACTUAL INFORMATION

1.	Name, address, and EIN of the eligible taxpayer:

Broadwind Heavy Fabrications, Inc.c/o
[3240 S. Central Avenue

Cicero, IL 60804]

E.I.N.: [___]

2.	Name, address, and EIN of the transferee taxpayer:

MarketAxess Holdings Inc.

[55 Hudson Yards

New York, NY 10001]

E.I.N.: 52-2230784

3.        The eligible credit is the advanced manufacturing production credits determined under Section 45X of the Code.

4.        The eligible credit is attributable to wind turbine towers manufactured at the eligible taxpayer’s manufacturing facilities located at [101 S. 16th St, Manitowoc, WI 54221] (the “Manitowoc Facility”) and [1126 Arnold Blvd, Abilene, TX 79603] (the “Abilene Facility”) and sold to unrelated parties. The registration number for the Manitowoc Facility is [____] and the registration number for the Abilene Facility is [____].

5.        The taxable year of the eligible taxpayer is the calendar year. The taxable year of the transferee taxpayer in which the Transferred Credits (as defined below) will first be taken into account by the transferee taxpayer is the calendar year [___].

6.        (i) The total amount of the eligible credits determined for the manufacturing activities at the Manitowoc Facility for the production period ending [____] is [___] dollars ($[______]) and [one hundred] percent ([100]%) of the eligible credits are being transferred to the transferee taxpayer, and (ii) the total amount of the eligible credits determined for the manufacturing activities at the Abilene Facility for the production period ending [____] is [___] dollars ($[______]) and [one hundred] percent ([100]%) of the eligible credits are being transferred to the transferee taxpayer (collectively, the “Transferred Credits”).

7.        Cash consideration for the Transferred Credits in the aggregate amount of [____] dollars ($[___]) shall be paid by the transferee taxpayer to the eligible taxpayer on or before [_____].

Exhibit A - 1

STATEMENTS AND REPRESENTATIONS

8.        The eligible taxpayer (or any member of its consolidated group) is not related to the transferee taxpayer (or any member of its consolidated group) within the meaning of Section 267(b) or Section 707(b)(1) of the Code.

9.        The eligible taxpayer represents that it has or will comply with all requirements of Section 6418 of the Code, Treasury Regulations promulgated thereunder, and the provisions of the Code applicable to the Tax Credits.

10.      The eligible taxpayer and transferee taxpayer acknowledge that they have been notified of the recapture requirements under Section 6418(g)(3) of the Code and the Treasury Regulations thereunder.

11.      The eligible taxpayer represents that it has provided the transferee taxpayer with the required minimum documentation described in Section 1.6418-2(b)(5)(iv) of the Treasury Regulations.

12.      The eligible taxpayer will include a properly completed Form 7207, Advanced Manufacturing Credit with its [202_] tax return, as required by Section 1.6418-2(b)(3)(i) of the Treasury Regulations.

13.      The eligible taxpayer will include a properly completed Form 3800 with its [202_] tax return, as required by 1.6418-2(b)(3)(ii) of the Treasury Regulations, including the registration number relating to the Manitowoc Facility and the Abilene Facility, reductions as necessary due to the transfer of the Transferred Credit, and a schedule attached thereto showing the amount of Transferred Credit for the manufacturing activities at the Manitowoc Facility and the Abilene Facility, except as otherwise provided in guidance relating to Section 6418 of the Code.

14.      The transferee taxpayer will include a properly completed Form 3800 with its [202_] tax return, as required by 1.6418-2(f)(4)(i) of the Treasury Regulations, to take into account the Transferred Credit as a general business credit, and including the registration numbers for the Manitowoc Facility and the Abilene Facility.

Signature Page Follows

Exhibit A - 2

In compliance with Section 1.6418-2(b)(5)(i) of the Treasury Regulations, under penalties of perjury, the undersigned hereby declares that, on behalf of Broadwind Heavy Fabrications, Inc., in his/her capacity as a duly elected officer thereof, and not in his/her individual capacity (i) he/she has the authority to legally bind the eligible taxpayer, and (ii) he/she has examined this Quarterly Transfer Certificate and, to the best of his/her knowledge and belief, the statements contained in this Quarterly Transfer Certificate are true and complete.

BROADWIND HEAVY FABRICATIONS, INC.,
a Wisconsin corporation

By: /s/ Eric B. Blashford
Name: Eric B. Blashford
Title: President
Date: January 28, 2025

In compliance with Section 1.6418-2(b)(5)(i) of the Treasury Regulations, the undersigned hereby declares that, on behalf of MarketAxess Holdings Inc., in his/her capacity as a duly elected officer thereof, and not in his/her individual capacity (i) he/she has the authority to legally bind the transferee taxpayer, (ii) he/she has examined this Quarterly Transfer Certificate and, to the best of his/her knowledge and belief, the statements contained in this Quarterly Transfer Certificate are true and complete, and (iii) the transferee taxpayer hereby consents to the Quarterly Transfer Certificate.

MARKETAXESS HOLDINGS INC.
a Delaware corporation

By: /s/ Ilene Fiszel Bieler
Name: Ilene Fiszel Bieler
Title: Chief Financial Officer
Date: January 28, 2025

Exhibit A - 3

Exhibit B

[FORM OF] TRANSFER ELECTION STATEMENT

FOR CALENDAR YEAR __

This Transfer Election Statement is made pursuant to Sections 1.6418-2 and 1.6418-3 of the Treasury Regulations in connection with the transfer of advanced manufacturing production credits determined under Section 45X (the “Tax Credits”) of the Internal Revenue Code of 1986, as amended (the “Code”).

FACTUAL INFORMATION

1.	Name, address, and EIN of the eligible taxpayer:

Broadwind Heavy Fabrications, Inc.c/o
[3240 S. Central Avenue

Cicero, IL 60804]

E.I.N.: [___]

2.	Name, address, and EIN of the transferee taxpayer:

MarketAxess Holdings Inc.

[55 Hudson Yards

New York, NY 10001]

E.I.N.: 52-2230784

3.        The eligible credit is the advanced manufacturing production credits determined under Section 45X of the Code.

4.        The eligible credit is attributable to wind turbine towers manufactured at the eligible taxpayer’s manufacturing facilities located at [101 S. 16th St, Manitowoc, WI 54221] (the “Manitowoc Facility”) and [1126 Arnold Blvd, Abilene, TX 79603] (the “Abilene Facility”) and sold to unrelated parties. The registration number for the Manitowoc Facility is [____] and the registration number for the Abilene Facility is [____].

5.        The taxable year of the eligible taxpayer is the calendar year. The taxable year of the transferee taxpayer in which the Transferred Credits (as defined below) will first be taken into account by the transferee taxpayer is the calendar year [____].

6.        (i) The total amount of the eligible credits determined for the manufacturing activities at the Manitowoc Facility for the taxable year [202_] is [___] dollars ($[______]) and [one hundred] percent ([100])% of the eligible credits are being transferred to the transferee taxpayer, and (ii) the total amount of the eligible credits determined for the manufacturing activities at the Abilene Facility for the taxable year [202_] is [____] dollars ($[______]) and [one hundred] percent ([100]%) of the eligible credits are being transferred to the transferee taxpayer (collectively, the “Transferred Credits”).

7.        Cash consideration for the Transferred Credits in the aggregate amount of [____] dollars ($[___]) was paid by the transferee taxpayer to the eligible taxpayer as follows: (a) [____] dollars ($[_____]) on or about [_____]; (b) [____] dollars ($[____]) on or about [_____]; (c) [____] dollars ($[____]) on or about [_____]; and (d) [____] dollars ($[____]) on or about [_____].

Exhibit B - 1

STATEMENTS AND REPRESENTATIONS

8.        The eligible taxpayer (or any member of its consolidated group) is not related to the transferee taxpayer (or any member of its consolidated group) within the meaning of Section 267(b) or Section 707(b)(1) of the Code.

9.        The eligible taxpayer represents that it has or will comply with all requirements of Section 6418 of the Code, Treasury Regulations promulgated thereunder, and the provisions of the Code applicable to the Tax Credits.

10.      The eligible taxpayer and transferee taxpayer acknowledge that they have been notified of the recapture requirements under Section 6418(g)(3) of the Code and the Treasury Regulations thereunder.

11.      The eligible taxpayer represents that it has provided the transferee taxpayer with the required minimum documentation described in Section 1.6418-2(b)(5)(iv) of the Treasury Regulations.

12.      The eligible taxpayer will include a properly completed Form 7207, Advanced Manufacturing Credit with its [202_] tax return, as required by Section 1.6418-2(b)(3)(i) of the Treasury Regulations.

13.      The eligible taxpayer will include a properly completed Form 3800 with its [202_] tax return, as required by Section 1.6418-2(b)(3)(ii) of the Treasury Regulations, including the registration number relating to the Manitowoc Facility and the Abilene Facility, reductions as necessary due to the transfer of the Transferred Credit, and a schedule attached thereto showing the amount of Transferred Credit for the manufacturing activities at the Manitowoc Facility and the Abilene Facility, except as otherwise provided in guidance relating to Section 6418 of the Code.

14.      The transferee taxpayer will include a properly completed Form 3800 with its [202_] tax return, as required by Section 1.6418-2(f)(4)(i) of the Treasury Regulations, to take into account the Transferred Credit as a general business credit, and including the registration numbers for the Manitowoc Facility and the Abilene Facility.

Signature Page Follows

Exhibit B - 2

In compliance with Section 1.6418-2(b)(5)(i) of the Treasury Regulations, under penalties of perjury, the undersigned hereby declares that, on behalf of Broadwind Heavy Fabrications, Inc., in his/her capacity as a duly elected officer thereof, and not in his/her individual capacity (i) he/she has the authority to legally bind the eligible taxpayer, and (ii) he/she has examined this Transfer Election Statement and, to the best of his/her knowledge and belief, the statements contained in this Transfer Election Statement are true and complete.

BROADWIND HEAVY FABRICATIONS, INC.,
a Wisconsin corporation

By: /s/ Eric B. Blashford
Name: Eric B. Blashford
Title: President
Date: January 28, 2025

In compliance with Section 1.6418-2(b)(5)(i) of the Treasury Regulations, the undersigned hereby declares that, on behalf of MarketAxess Holdings Inc., in his/her capacity as a duly elected officer thereof, and not in his/her individual capacity (i) he/she has the authority to legally bind the transferee taxpayer, (ii) he/she has examined this Transfer Election Statement and, to the best of his/her knowledge and belief, the statements contained in this Transfer Election Statement are true and complete, and (iii) the transferee taxpayer hereby consents to the Transfer Election Statement.

MARKETAXESS HOLDINGS INC.
a Delaware corporation

By: /s/ Ilene Fiszel Bieler
Name: Ilene Fiszel Bieler
Title: Chief Financial Officer
Date: January 28, 2025

Exhibit B - 3